Exhibit 10.3

THIS AGREEMENT is made the 5th of October 2011

BETWEEN

(A)	EnviroResolutions, Inc. a company registered in British Columbia, Canada under incorporation number BC0630906 whose address is #101-4338, Main Street, Vancouver. BC V5V 329. Canada ("ENVI")

AND

(B)	Peterborough Renewable Energy Limited whose registered address is Eco Innovation Centre, Peterscourt, City Road, Peterborough, UK 2E1 1SA. UK Company No. 4537833 ("PREL").

AND

(C)	Green Energy Parks Limited whose registered address is at Eco Innovation Centre, Peterscourt, City Road, Peterborough, UK PE1 1SA. UK Company No. 6865576 ("GEP")

WHEREAS

(1)
ENVI has developed a emissions control technology system called Envi-CleanTM Emissions System which is a patent pending device capable of removing noxious gases from flue gas emissions to a level that meets the regulatory requirements of IPPC and WID guidance in England and Wales for 'biomass' and 'waste to energy' power generation plants.

(2)
PREL is a developer and operator of 'waste to energy' power generation plants both in UK and abroad and is presently looking to acquire a device or system to ensure that its various plants can improve on the air emissions to the level required by the relevant European Union regulations.

(3)	PREL agrees to buy the Envi-CleanTM Emissions System on and subject to the terms of this agreement.

(4)	ENVI wishes to enter into an 'Emissions Technical Partnership' with GEP whereby GEP develops and designs and specifies 'waste to energy' power plants using the ENVI-Cleahrm Emissions System.

IT IS AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement the following terms shall have the following meanings:

THE FACILITY — means the proposed 'waste to energy' power plant at Peterborough situated on land off Story's Bar Road, Peterborough for which PREL has obtained section 36 planning permission.

PILOT/TEST FACILITY — means a facility to be is used for a pilot trial of the System, for the purpose of demonstrating that the level of performance of the System in terms of air emissions abatement is acceptable and applicable under the Environmental Regulations. The size of the slipstream for the Pilot Scale is to be determined by ENVI.

ENVIRONMENTAL REGULATIONS — means, the regulations imposed by the European Union (or UK government agency) for the air emission standards for all 'waste to energy' plants within their respective jurisdictions including but not limited to WID and IPPC.

THE SYSTEM — means the patented Envi-C1eanTM Emissions System, and all the equipment and materials used to support the patent pending technology as more particularly described in the specification and proposal set out at Schedule 1.

'ABATEMENT TRAIN' means the integrated technology, techniques and processes proposed to be adopted at the Facility with a view to achieving the required level of air emissions reduction. The System will be a key component of the Abatement Train.

PPC PERMIT APPLICATION means the application to be made to the EA for a Plant Protection Convention permit to operate the Facility.

1.2	The singular includes the plural and vice versa.

1.3	The clause headings do not form part of this Agreement and should not be taken into account in its construction or interpretation.

1.4	References in this Agreement to the Schedule are to the Schedule to this Agreement.

2.	AGREEMENT TO BUY

2.1	Subject to 3 below and satisfaction by ENVI of its other material obligations under this agreement, PREL agrees to buy the System from ENVI on the terms set out in Appendix II of Schedule 1.

2.2
ENVI will be obliged to meet the obligation set out at 3.1 as a condition of PREL's obligation to buy the System. If ENVI do not meet this obligation by 31" March 2012 then this agreement will terminate and PREL will be under no further obligation to buy the System.

2.3
ENVI will be obliged to meet the obligation set out at 3.1 as a condition of PREL's obligation to buy the System. If ENVI do not meet this obligation by 31" March 2012 then this agreement will terminate and PREL will be under no further obligation to buy the System.

2.4
GEP will use all reasonable endeavours to design its own and contracted development 'waste to energy' power plants using the ENVI-CleanTm Emission System subject to ENVI meeting the obligation set out at 3.1 where it continues to meet or exceed the environmental limits in the proposed country of operation.

3.	ENVI's OBLIGATIONS

3.1
ENVI's overarching obligation is to establish and prove that the System will achieve the performance levels in respect of emissions to air, at a pilot le, which are set out in the "PREL Proposed Emission Limits for Pilot Trial" in Schedule

3.2
ENVI will endeavour to have the pilot trial operating within 150 days of the date of signing the Agreement and will keep PREL informed of the location of potential pilot trail sites together with all other relevant information, it is understood by both Parties that the location is not restricted to the UK and at ENVI's sole discretion.

3.3	ENVI will prepare, following any pilot trial, a detailed submission document evidencing the emissions limit values obtained during testing by a third party independent testing company.

3.4	ENVI will ensure that theproposed system will fit within the space which has been indicated in layout plans provided by PREL as available to house the ENVI-CleanTM Emissions System at the plant.

3.5	The System will be delivered in accordance with the time scale set out inSchedule 1 which is within the timetable provided by PREL.

3.6	ENVI will provide PREL with a Quality Assurance Project Plan for the Pilot Trial within 21 days of the signing of this Agreement.

4.	PREL OBLIGATIONS

4.1
PREL will use all reasonable endeavours to assist ENVI in achieving the overarching objective set out at 3.1 above and will submit a complete and accurate PPC Permit application to the EA by 31' March 2012 or by mutual agreement of the confirmed non-contingent order date, and will make the application in its name and under its corporate authority if that is a requirement of the EA.

4.2	PREL shall use all reasonable endeavours to assist ENVI by providing plant data as required in order to execute a successful and timely pilot test program.

4.3
PREL shall keep ENVI aware of any changes to applicable IPPC/EA regulations and/or guidance from any third parties of any kind that may affect or in any way impact the successful outcome of the pilot test. This will include all information that is site specific' and affects the Facility based on its location, neighbourhood developments and other local characteristics. This will include the proximity of the Facility to sensitive environmental receptors, to specific sensitive sites, residences, schools, buildings or any other possible barrier to planning and/or the PPC Permit.

4.4
PREL will make such reasonable adjustments to its planning application for the Facility as may be required by any aspect of the Abatement Train, and will also make reasonable changes to the assumptions on operational policy, generation capacity, input loading, and plant management as may be reasonably required by the proposed Abatement Train. This obligation shall not oblige PREL to adopt commercially unrealistic solutions whereby the profitability of its proposed operations is materially effected.

4.5
PREL will permit ENVI, its contractors and agents to bring testing consultants, government and agency representatives and advisors to meetings at the Facility where reasonable access will be provided for inspection (and limited and reasonable testing) to and of all aspects of the Facility. These visits will be for inspection and evaluation purposes.

4.6
PREL agrees to operate the Facility in accordance with the Abatement Train process design as defined by ENVI in Schedule 1, and PREL acknowledge and agree that this may change in light of the outcomes from the pilot test. Changes will be designed to achieve compliance with the Environment Agency's (or any other relevant bodies approval requirements) as long as any such design changes do not cause an encumbrance on the safe operation of the facility .

4.7
PREL will cooperate with ENVI and its agents to establish details of all the requirements of a successful test, to include but not limited to specific feedstock information, boiler/combustion requirements, emissions limits/requirements and regulations to air, water and land in a timely manner to assist it for with performing the pilot test within the timetable outlined in 3.3.

5	ASSIGNMENT, BINDING ON SUCCESSORS IN TITLE

5.1
Neither party may voluntarily assign any of its rights or obligations under this Agreement without the prior written consent of the other party, such consent not to unreasonably withheld or delayed providing that neither party is detrimentally affected by the assignment.

5.2
In the event that PREL shall part with possession or control of the Facility, and in order to secure the value of the investment being made by ENVI, PREL will ensure that a novation agreement is entered into with any assignee, transferee, lessee or contractor/operator (as the case may be) whereby the obligations of PREL are novated to the assignee, transferee, lessee Of contractor/operator (as the case may be) and the resulting obligations are between ENVI and the assignee (etc). PREL will remain a party to such obligations as they are capable of fulfilling, but not otherwise.

6.	ENTIRE AGREEMENT AND WAIVER

6.1
This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and arrangements (whether written or oral) in relation to such subject matter between the parties and may only be varied by the written agreement of both parties.

6.2
A waiver by either party of a breach of any term or condition of this Agreement in any one instance shall be in writing, and shall not be deemed as a continuing waiver or a waiver of any subsequent breach unless so provided by written notice.

7.
FORCE MAJEURE

Should ENVI's or PREL's obligations under this Agreement be materially hampered, interrupted or interfered with by reason of any Event of Force Majeure, then the obligations of ENVI shall be suspended during such the period of Force Majeure and shall be postponed for an equivalent period of time.

8.	NO PARTNERSHIP, GOVERNING LAW & ANNOUNCEMENTS

8.1	Nothing contained in this Agreement shall be deemed to create any relationship of agency, partnership or joint venture between the parties.

8.2
This Agreement shall be governed by and construed in all respects in accordance with the laws of England and Wales and each party hereby submits to the exclusive jurisdiction of the Courts or England and Wales.

8.3
It is the intention of ENVI to publicise the agreement, operation and results of this test and PREL shall allow ENVI to use PREL's name and title in any such media placement as directed by ENVI. For the avoidance of doubt, PREL shall not make (and shall ensure that no person connected with them shall make) any public statement, issuance or announcement about the signature of this Agreement without the prior written approval of ENVI except as required by law or by any regulatory authority.

IN WITNESS whereof the parties have duly executed this Agreement the day and year first above written.

/s/ Chris Williams
Signed by Chris Williams
for and on behalf of PREL.

Witnessed by:	/s/ E. Chick

Name:	E. CHICK

Address:	19 ROYLE CLOSE
PETERBOROUGH
PE 2 7LN

Signed by Ken McClelland
for and on behalf of
EnviroResolutions, Inc.

Witnessed by:

Name:

Address:

/s/ Chris Williams
Signed by Chris Williams
for and on behalf of
Green Parks Energy Limited.

Witnessed by:	/s/ John Dickie

Name:	JOHN DICKIE

Address:	MANOR BARN, WILSTHORPE, STAMFORD

SCHEDULE 1

ENVI-CLEANTM PROPOSAL, SPECIFICATIONS, DESCRIPTION AND DEFINITION

By Email, File Name: Schedule_1_PREL_Proposal_Oct_02_2011a.pdf

SCHEDULE 2

PREL EMISSION LIMITS FOR THE PILOT TRIAL

The 90th expected percentile values provided by PREL, illustrated in yellow, represent waste constituent concentrations which are not exceeded 90% of the time. Minimum and maximum values of the expected waste's physical parameters (e.g. gross calorific value or GCV) were also provided. EnviroResolutions has added a process parameter for carbon monoxide (CO) concentration that is indicative of adequate combustion.

On the green side of the table are EnviroResolutions' expected and guaranteed 24-hour average emission concentrations for a demonstration test using pilot-scale equipment and for the full-scale PREL plant. These emission limits are based upon the waste constituents being at or below the 90th percentile values and the physical and process parameters being within the minimum and maximum values listed. Each line of the table links a waste/process characteristic with an associated stack emission, Note that chlorine (CI) content influences both dioxin and hydrochloric acid (HCI) emissions and that particulate emissions are influenced by all of the physical waste parameters listed.

Waste / Process Characteristics					EnviroResolutions 24-hr Average Stack Emissions
							Expected	Demonstration	Guarantee
Constituents	Units	90th Percentile			Emission	Units	for PREL	Test Limit	or PREL
S content	wt %	0.5		-->	SO2	mg/m3	< 5	10	10
Ci content	wt %	0.5		-->	Dioxins	mg/m3	< 0.05	0.05	0.05
Ci content	wt %	0.5		-->	H.CI	mg/m3	<1	1	1
F content	wt 5,,,	0.05		-->	HF	mg/m3	< 1	1	1
Metals II	mg/kg	30		-->	Metals Ii	mg/m3	< 0.05	0.05	0,05
Hg content	mg/kg	10		-->	Hg cono	mg/m3	< 0.05	0.05	0.05
Metals III	mg/kg	1000		-->	Metals Ill	mg/m3	< 0.5	0,5	0.5
Cu content	mg/kg	500		-->	Cu cone	mg/m3	< 0.3
Pb content	mg/kg	300		-->	Pb conc	mg/m3	< 0.2
					Particulate	mg/m3	<5	7.5	5
Physical	Units	Min	Max
GCV	MJ/kg	12.5	18.5	-->
Moisture	wt %	10	35	-->	Particulate	mg/m3	< 5	7.5	5
Ash	wt %	n/a	20	-->	Particulate	mg /m3	< 5	7.5	5
Particle Size	% < 3mm	n/a	15	-->	Particulate	mg/m3	< 5	7.5	5
					VOCs	mg/m3	<10	10	10
Process	Units	Min	Max
CO conc	PP mv	n/a	100	-->

The Pilot Trial program will determine whether the waste/process parameters for any individual parameter are within the range specified and whether the associated stack emission is within the Pilot Trial limit. If the waste/process parameter is within the range specified and the associated measured emission is within the demonstration test limit, the technology will receive a pass for that emission parameter. If not, it will receive a fail for that emission parameter. If the waste/process parameter is not within the range specified and the associated measured emission is still within the demonstration test limit, the technology will receive a pass for that emission parameter. If the waste/process parameter is not within the range specified and the associated measured emission is above the demonstration test limit, that emission parameter will be excluded from a pass/fail judgment for that test.

The results from the Pilot Trial will be adjusted using the PREL 7% oxygen content regardless of what actual oxygen concentration is measured in the Pilot Trial stack gas.